Putnam Dynamic Asset Allocation Balanced Fund
9/30/15 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  17,455
Class B	  520
Class C	  1,437
Class M	  284

72DD2 (000s omitted)

Class R	  180
Class R5  3
Class R6  719
Class Y	  3,424


73A1

Class A	  0.212
Class B	  0.099
Class C	  0.113
Class M	  0.138

73A2

Class R	  0.163
Class R5  0.250
Class R6  0.265
Class Y	  0.249


74U1  (000s omitted)

Class A	  86,728
Class B	  5,225
Class C	  15,366
Class M	  2,102

74U2  (000s omitted)

Class R	  871
Class R5  18
Class R6  4,344
Class Y	  18,720

74V1

Class A	  13.90
Class B   13.85
Class C   13.58
Class M	  13.87

74V2

Class R   13.81
Class R5  13.93
Class R6  13.93
Class Y	  13.92


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.